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Exhibit 2.3

CERTIFICATE OF MERGER

MERGING

METHODE MERGER CORPORATION

INTO

METHODE ELECTRONICS, INC.

Pursuant to Section 251 of the
Delaware General Corporation Law

        The undersigned corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify that:

        FIRST:    The name and state of incorporation of each of the constituent corporations in the merger are as follows:

Name	State of Incorporation
Methode Merger Corporation	Delaware
Methode Electronics, Inc.	Delaware

        SECOND:    An Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the Delaware General Corporation Law.

        THIRD:    Methode Electronics, Inc. shall be the surviving corporation.

        FOURTH:    The Restated Certificate of Incorporation of the surviving corporation, Methode Electronics, Inc., shall be amended in its entirety as set forth on Exhibit A attached hereto, and as so amended, shall constitute the Restated Certificate of Incorporation of the surviving corporation.

        FIFTH:    The executed Agreement and Plan of Merger is on file at an office of the surviving corporation, the address of which is 7401 West Wilson Avenue, Chicago, IL 60706.

        SIXTH:    A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

        IN WITNESS WHEREOF, Methode Electronics, Inc. has caused this Certificate of Merger to be executed by its duly authorized officer this 8th day of January, 2004.

METHODE ELECTRONICS, INC.
By:	/s/ DOUGLAS A. KOMAN Name: Douglas A. Koman Title: Vice President Corporate Finance

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  Exhibit 2.3